195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Paul McCraven
Senior Vice President
NewAlliance Bank
203 784 5001

NewAlliance Bancshares, Inc. Joins NASDAQ Financial-100 Index

NEW HAVEN, CT, June 21, 2004 – NewAlliance Bancshares, Inc. (NASDAQ: NABC), the holding company for NewAlliance Bank, announced today that it was included in the NASDAQ Financial-100 Index at the beginning of trading this morning.

The NASDAQ Financial-100 Index includes 100 of the largest domestic and international financial organizations listed on the NASDAQ Stock Market based on market capitalization. The Index contains bank and savings institutions and related holding companies, insurance companies, broker dealers, investment companies and other financial services organizations.

In April, NewAlliance Bancshares, Inc. completed the largest mutual-to-public conversion in banking history and listed on NASDAQ under the symbol “NABC.” It has a market capitalization of approximately $1.5 billion, and pro forma assets of approximately $6.3 billion as of December 31, 2003.

As previously announced, NewAlliance will join the Russell 3000® Index and the small-cap Russell 2000® Index when both indexes are reconstituted on June 25, according to a preliminary list of additions issued by Russell Investment Group.

“To be named to the prestigious NASDAQ Financial-100 Index less than three months after going public is very gratifying,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance Bancshares, Inc. “This should increase our exposure to investors as part of our commitment to always seek shareholder value.”

The NASDAQ Stock Market is the world’s largest trading market and lists over 3,500 companies. For more information about NASDAQ, visit www.nasdaq.com.

NewAlliance Bancshares, Inc. (NASDAQ: NABC) was formed in 2004 through the union of New Haven Savings Bank, Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. NewAlliance Bank, a wholly owned subsidiary of NewAlliance Bancshares, Inc., is a leading community bank headquartered in New Haven, Connecticut.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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